
--------                                                               ----------------------------
 FORM 3             U.S. SECURITIES AND EXCHANGE COMMISSION                    OMB APPROVAL
--------                    Washington, D.C. 20549                     ----------------------------
                                                                       OMB Number:        3235-0104
            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES    Expires:   December 31, 2001
                                                                       Estimated average burden
           Filed pursuant to Section 16(a) of the Securities Exchange  hours per response.......0.5
            Act of 1934, Section 17(a) of the Public Utility Holding   ----------------------------
                  Company Act of 1935 or Section 30(f) of the
                        Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

     MDP Ventures II LLC
--------------------------------------------------------------------------------
    (Last)                          (First)                         (Middle)

    c/o Millennium Partners
    1995 Broadway
--------------------------------------------------------------------------------
                                    (Street)

    New York                           NY                            10023
--------------------------------------------------------------------------------
    (City)                          (State)                          (Zip)

--------------------------------------------------------------------------------
2.   Date of Event Requiring Statement (Month/Day/Year)

     12/31/01
--------------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an entity (voluntary)


--------------------------------------------------------------------------------
4.   Issuer Name and Ticker or Trading Symbol

     Corrections Corporation of America (CXW)
--------------------------------------------------------------------------------
5.   Relationship of Reporting Person(s) to Issuer
               (Check all applicable)

     |_| Director                    |_| 10% Owner

     |_| Officer (give title below)  |x| Other (1)

     May be deemed to be part of a 13(d) group.
--------------------------------------------------------------------------------
6.   If Amendment, Date of Original (Month/Day/Year)


--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing  (Check Applicable Line)

     |_| Form Filed by One Reporting Person

     |x| Form Filed by More than One Reporting Person
--------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
             Table I -- Non-Derivative Securities Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                   2. Amount of Securities     3. Ownership Form:    4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                             Beneficially Owned          Direct (D) or         (Instr. 5)
                                          (Instr. 4)                  Indirect (I)
                                                                      (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $.01 per share                 6,287               D (2)
------------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $.01 per share                    36               I (3)                         (3)
------------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $.01 per share                    14               D (4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)
                                                                 SEC 1473 (3-99)


FORM 3 (continued)            Table II -- Derivative Securities Beneficially Owned
                         (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative   2. Date Exercisable        3. Title and Amount of Securities    4. Conver-     5. Owner-      6. Nature of
   Security (Instr. 4)      and Expiration Date        Underlying Derivative Security       sion or        ship           Indirect
                            (Month/Day/Year)           (Instr. 4)                           Exercise       Form of        Beneficial
                         ----------------------     ---------------------------------       Price of       Derivative     Ownership
                         Date        Expira-                               Amount           Derivative     Security:      (Instr. 5)
                         Exer-       tion                                  or               Security       Direct
                         cisable     Date                   Title          Number                          (D) or
                                                                           of                              Indirect
                                                                           Shares                          (I)
                                                                                                           (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) The reporting persons are members of a Section 13(d) group that owns more than 10% of the issuer's outstanding common stock, par value $.01 per share.

(2) These securities are directly owned by MDP Ventures II LLC ("MDP Ventures"). Millennium Development Partners II LLC has an indirect beneficial interest in these securities in its capacity as managing member of MDP Ventures.

(3) These securities are directly held in trust for the children of Brian J. Collins. Mr. Collins has an indirect beneficial interest in these securities in his capacity as trustee of the trusts for his children.

(4) These securities are directly owned by Steven L. Hoffman.



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



MDP Ventures II LLC

By:    /s/ Steven L. Hoffman
     ------------------------------------------
     Name:  Steven L. Hoffman
     Title: Vice President

Date:        February 4, 2002
     -----------------------------------

                   CONTINUATION SHEET RELATING TO JOINT FORM 3
                     FILED BY INCOME OPPORTUNITY FUND I LLC



                             JOINT FILER INFORMATION



DESIGNATED FILER:                   MDP Ventures II LLC



ISSUER & TICKLER SYMBOL:            Corrections Corporation of America (CXW)



DATE OF EVENT REQUIRING
 STATEMENT:                         12/31/01



OTHER REPORTING PERSONS:

1.  Millennium Development Partners II LLC
    c/o Millennium Partners
    1995 Broadway
    New York, NY  10023

    By:   /s/ Steven L. Hoffman
        ------------------------------------
        Name:  Steven L. Hoffman
        Title: Vice President

2.  Brian J. Collins
    c/o Millennium Partners
    1995 Broadway
    New York, NY 10023

     /s/ Brian J. Collins
    ----------------------------------------

3.  Steven L. Hoffman
    c/o Millennium Partners
    1995 Broadway
    New York, NY 10023

     /s/ Steven L. Hoffman
    --------------------------------